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                                                                Exhibit 8.1

                     OPINION OF KIRKPATRICK & LOCKHART LLP
                          AS TO CERTAIN TAX MATTERS


                                  May 13, 1996

BT Financial Corporation
532-534 Main Street
Johnstown, PA 15901

Ladies & Gentlemen:

        You have requested our opinion regarding certain Federal income tax consequences of a transaction (the "Merger") in which The Armstrong County Trust Company ("Armstrong"), will merge into Johnstown Bank and Trust Company ("Johnstown"), a wholly owned subsidiary of BT Financial Corporation ("BT Financial"). In the Merger, each outstanding share of common stock of Armstrong ("Armstrong Common Stock"), will be converted into the right to receive 26.5 shares of common stock of BT Financial ("BT Financial Common Stock") and $596.25 in cash.

        In rendering this opinion, we have reviewed the Agreement and Plan of Reorganization, dated as of October 24, 1995, as amended by The First Amendment to Agreement and Plan of Reorganization dated March 27, 1996 (the "Merger Agreement"), among BT Financial, Johnstown and Armstrong, the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by BT Financial with the Securities and Exchange Commission on or about May 13, 1996 (the "Proxy Statement/Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to us. As to various matters of fact material to this opinion, we have relied upon certificates of officers of Armstrong and BT Financial. Our opinion is based on the facts described below and in the afore-referenced officers' certificates and any other relevant facts set forth in the Merger Agreement which are incorporated herein as fully as though set forth herein.

        All capitalized terms not otherwise defined herein have the meanings given such terms in the Proxy Statement/Prospectus.

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BT Financial Corporation
May 13, 1996
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        For purposes of this opinion, we have assumed that the Merger will be consummated as of the date of this opinion pursuant to the terms and conditions set forth in the Merger Agreement. In addition, we have assumed the existence of the following facts, which we understand will be confirmed to us in writing by officers of BT Financial and Armstrong. We have neither investigated nor verified the accuracy of any of the assumptions upon which this opinion is based.

                1. The aggregate fair market value of the total consideration to be paid to the holders of Armstrong Common Stock pursuant to the Merger, including BT Financial Common Stock and the cash consideration, will be approximately equal to the aggregate fair market value of the Armstrong Common Stock surrendered by the holders of Armstrong Common Stock pursuant to the Merger.

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BT Financial Corporation
May 13, 1996
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                2.  The fair market value of the BT Financial Common Stock received by each holder of shares of the Armstrong Common Stock as a result of the Merger is expected to equal approximately 60%, and will not equal less than 42%, of the fair market value of the Armstrong Common Stock surrendered in exchange therefor.

                3. There is no plan or intention by the shareholders of Armstrong who own five percent or more of the Armstrong Common Stock, and to the best knowledge of each of Armstrong and BT Financial, no holders of Armstrong Common Stock plan or intend to sell, exchange or otherwise dispose of in the foreseeable future a number of shares of BT Financial Common Stock received pursuant to the Merger such that the ownership of BT Financial Common Stock by former holders of Armstrong Common Stock would be reduced to a number of shares having a value, as of the date of the Merger, of less than 42 percent of the value of all of the outstanding Armstrong Common Stock as of the same date. For purposes of this assumption, shares of Armstrong Common Stock surrendered upon the exercise of dissenters' rights or exchanged for cash in lieu of fractional shares of BT Financial Common Stock will be treated as outstanding BT Financial Common Stock on the date of the Merger. Moreover, shares of BT Financial Common Stock and shares of Armstrong Common Stock held by Armstrong shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

                4. Johnstown will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Armstrong immediately prior to the Merger. For purposes of this representation, amounts paid by Armstrong to shareholders who receive cash, Armstrong assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Armstrong immediately preceding the transfer, will be included as assets of Armstrong held immediately prior to the consummation of the Merger.

                5. Prior to the Merger, BT Financial will be in control of Johnstown within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").


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BT Financial Corporation
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                6.  Following the Merger, Johnstown will not issue additional shares of its stock that would result in BT Financial losing control of Johnstown within the meaning of Section 368(c) of the Code.

                7. BT Financial has no plan or intention to reacquire any of its stock issued in the Merger to holders of Armstrong Common Stock.

                8. Other than dispositions or transfers made in the ordinary course of business, BT Financial has no plan or intention to liquidate Johnstown, to merge Johnstown with and into another corporation, or dispose of any of the assets of Armstrong acquired by Johnstown in the Merger.

                9. The liabilities of Armstrong assumed by Johnstown and the liabilities to which the transferred assets of Armstrong are subject were incurred by Armstrong in the ordinary course of its business.

                10. Following the Merger, Johnstown will continue the historic business of Armstrong or use a significant portion of Armstrong's business assets in a business.

                11. Armstrong, BT Financial, Johnstown and the shareholders of Armstrong will pay their respective expenses, if any, incurred in connection with the Merger.

                12. There is no intercorporate indebtedness existing between BT Financial and Armstrong or between Johnstown and Armstrong that was issued, acquired, or will be settled at a discount.

                13. None of BT Financial, Johnstown or Armstrong is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                14. Armstrong is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                15. The fair market value of the assets of Armstrong transferred to Johnstown will equal or exceed the sum of the liabilities assumed by Johnstown in the Merger, including the amount of liabilities, if any, to which the transferred assets are subject.


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BT Financial Corporation
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                16.  No stock of Johnstown will be issued in the Merger.


                17. The payment of cash in lieu of fractional shares of the BT Financial Common Stock is solely for the purpose of avoiding the expense and inconvenience to BT Financial of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Armstrong shareholders instead of issuing fractional shares of BT Financial Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Armstrong shareholders in exchange for their shares of the Armstrong Common Stock. The fractional share interests of each Armstrong stockholder will be aggregated, and no Armstrong stockholder will receive cash in lieu of a fractional share in an amount equal to or greater than the value of one full share of BT Financial Common Stock.

                18. Neither BT Financial nor Johnstown will assume in the Merger any liabilities of Armstrong which arise out of or are fixed and determined in or as a result of the Merger except for legal fees, accounting fees, securities registration expenses, transfer agents' fees, printing costs, investment banking fees and payments to dissenting Armstrong shareholders.

                19. The Merger is being entered into and carried out for a bona fide business purpose.


                                        OPINION
                                        -------

        Based solely upon the facts and representations set forth above, subject to the foregoing, and assuming the Merger would be consummated on the date of this letter but otherwise in accordance with the Merger Agreement, it is our opinion that:

                (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and BT Financial, Johnstown and Armstrong will each be a "party to a reorganization" within the meaning of 368(b) of the Code. In reaching this opinion, we are mindful that for purposes of determining whether the Merger satisfies the "continuity of interest" test, certain transactions consummated by the holders of Armstrong Common Stock prior to the Merger may result in the value of the BT Financial Common Stock received by the holders of Armstrong Common Stock being deemed to be less than 50% of the value of the shares of Armstrong Common Stock exchanged therefor. In the context of a merger, it is the current practice of the IRS, for purposes of issuing private letter rulings, to require that at least
        50% of the consideration received by the former owners of an acquired corporation be stock of the acquiring corporation. Established case law requires that the continuing common stock interest of the former owners of the acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation. Paulsen v. Comm'r, 469 U.S. 131
        (1985); Helvering v. Minnesota Tea Co., 296 U.S. 860 (1951); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas
        Co. v. Comm'r, 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S.
        860 (1951). The Supreme Court of the United States has held the continuity of ownership interest test to be satisfied where 38% of the consideration received for common stock of the acquired corporation was stock of the acquiring corporation. See John A. Nelson Co. v. Helvering, infra. In light of established case law and the fact that not less than 42% of the aggregate consideration received by holders of Armstrong Common Stock will consist of shares of BT Financial
        Common Stock, we believe that the continuity of ownership interest test will be satisfied.


                (2) No gain or loss will be recognized by BT Financial, Johnstown or Armstrong as a result of the Merger. However, we express no opinion on the effect, if any, of other tax aspects of the Merger, including

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BT Financial Corporation
May 13, 1996
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        the carryover, carryback or limitation on tax attributes of BT
        Financial or Armstrong or the other matters governed by Sections 381 through 384 of the Code, or the like.

                (3) No gain or loss will be recognized by any Armstrong shareholder upon the exchange of that shareholder's shares of Armstrong Common Stock for shares of BT Financial Common Stock pursuant to the Merger.

                (4) Armstrong shareholders will recognize gain with respect to the cash portion of the Merger Consideration (the "Cash Consideration") received, but not in excess of the amount of the Cash Consideration.

                (5) The basis of the shares of BT Financial Common Stock received by an Armstrong shareholder (including any fractional shares) will be the same as the basis of the shares of Armstrong Common Stock surrendered in exchange therefor (a) decreased by the amount of the Cash Consideration, and (b) increased by the amount of gain recognized by that shareholder on the exchange.

                (6) If shares of Armstrong Common Stock were capital assets in the hands of an Armstrong shareholder immediately prior to the Merger, the holding period of the shares of BT Financial Common Stock received by that Armstrong shareholder in the Merger will include the holding period of the shares of Armstrong Common Stock surrendered in exchange therefor.

                (7) An Armstrong shareholder who dissents from the proposed Merger and receives solely cash in exchange for that shareholder's shares of Armstrong Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of Section 302 of the Code. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will have gain to the extent of the consideration received less that shareholder's adjusted basis in those shares.

                (8) The receipt by an Armstrong shareholder of cash in lieu of a fractional share of BT Financial Common Stock will be treated as if that fractional
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BT Financial Corporation
May 13, 1996
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        shares were issued to that holder in the Merger and thereafter redeemed by BT Financial for cash. That receipt of cash by a shareholder will be treated as a distribution by BT Financial in full payment in exchange for the fractional share as provided in Section 302(a) of the Code. If the distribution is eligible for treatment as a distribution in redemption of a shareholder's fractional share, that shareholder will have gain to the extent of the consideration received less that shareholder's allocable adjusted basis in that fractional share.

                (9) If the shares of Armstrong Common Stock exchanged are a capital asset, any gain recognized will be capital gain to the extent described below. The capital gain will be long-term if the shares of Armstrong Common Stock have been held by the applicable shareholder for more than one year. The determination whether a shareholder would recognize a capital gain and/or dividend income is made by reference to the redemption rules of Section 302 of the Code. Under Section 302, all of the cash representing gain recognized on the exchange will be taxed as capital gain if the deemed redemption is a "substantially disproportionate redemption" of stock with respect to a shareholder or is "not essentially equivalent to a dividend." For this purpose, the Merger will be viewed as if each shareholder had received only BT Financial Common Stock in the Merger and as if BT Financial had thereafter redeemed appropriate portions of the BT Financial Common Stock in exchange for the cash received by that shareholder. The deemed redemption is a "substantially disproportionate redemption" if that shareholder's deemed percentage share of the outstanding BT Financial Common Stock (x) after the Merger but before the deemed redemption is reduced by more than 20% as a result of the deemed redemption and (y) after the deemed redemption is less than 50% of the outstanding BT Financial Common Stock. The deemed redemption is "not essentially equivalent to a dividend" if that shareholder experiences a "meaningful reduction" in his proportionate interest in BT Financial by reason of the deemed redemption. In general, there are no fixed rules for determining when a meaningful reduction has occurred.

                In determining whether a shareholder has a "substantially disproportionate redemption" or experiences a "meaningful reduction" in his proportionate interest in BT Financial, shares of
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BT Financial Corporation
May 13, 1996
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        BT Financial Common Stock which are considered to be owned by that shareholder pursuant to certain constructive stock ownership rules set forth in Code Section 318, as well as shares actually owned, must be taken into account. In general, under Code Section 318, a shareholder constructively owns any stock which that shareholder has an option to acquire, or any stock owned directly or indirectly by: (1) that shareholder's spouse (unless legally separated under court decree), children, grandchildren or parents; (2) a partnership, trust or estate in which that shareholder has an interest to the extent of that shareholder's interest; or (3) a corporation to the extent of that shareholder's interest, but only if that shareholder actually or constructively owns 50% or more in value of the corporation's stock. Also, a shareholder that is a partnership, trust or estate will be considered to own stock owned by its partners, grantors or beneficiaries, as the case may be, and a shareholder which is a corporation will be considered to own stock owned by any of its shareholders who owned 50% or more in value of the corporation's stock. An S corporation and its shareholders are treated as if they were a partnership and partners, respectively. In many instances, stock owned constructively as a result of the attribution rules can be attributed again to another (for example, stock owned due to family attribution can further be attributed to a partnership), but in other circumstances, there is no "double" attribution.

                If any of the cash received by a shareholder has the effect of a dividend, the portion of the gain recognized equal to that shareholder's share of undistributed corporate earnings and profits is treated as dividend income and the balance of the gain is capital gain. It is unclear whether it is the earnings and profits of Armstrong which are considered or some combination of those of Armstrong and BT Financial. It is possible that the cash distributed might exceed the applicable earnings and profits. No loss will be recognized.

        This opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions



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BT Financial Corporation
May 13, 1996
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expressed above. This opinion does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain Armstrong or BT Financial shareholders in light of their particular circumstances, including persons who are not United States persons or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, shareholders who receive shares of Armstrong or BT Financial Common Stock through the exercise of employee stock options or through other compensation arrangements, or shareholders who do not hold Armstrong or BT Financial common stock as "capital assets" within the meaning of Section 1221 of the Code.

        Because the federal income tax consequences discussed above depend upon each of Armstrong or BT Financial shareholder's particular tax status, each shareholder should consult the shareholder's own tax adviser for advice on the tax consequences of the Merger to the shareholder.

        This letter is not to be quoted in whole or in part, nor filed with any other governmental agency or any other person, without the prior written consent of this firm.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus that is part of the Registration Statement.

                                        Very truly yours,
                                        /s/ KIRKPATRICK & LOCKHART LLP